EXHIBIT 99.1

February 23, 2006
For Immediate Release

Media Contact:	Investor Contact:

Mary Anne Petrillo Director of Marketing Scientific Learning Corporation (510) 625-2218 mpetrillo@scilearn.com	Jane A. Freeman Senior Vice President and CFO Scientific Learning Corporation (510) 625-2281 investorrelations@scilearn.com

Scientific Learning Reports 2005 Results

Oakland, CA, February 23, 2006 - Scientific Learning Corporation (NASDAQ: SCIL) today announced results for the fourth quarter and year ended December 31, 2005.

Revenue for the twelve months ended December 31, 2005 was $40.3 million, compared to $31.0 million reported in 2004.

“Revenue for the year grew strongly, as expected, but did not meet our goals,” said Robert C. Bowen, Chairman and CEO. “As previously discussed, a strategic pricing change late in the fourth quarter of 2004 resulted in the recognition of most of the product revenue from perpetual licenses at delivery in 2005. In addition, revenue benefited from our large deferred revenue balance reflecting sales made in previous years.”

“Despite the revenue and profit growth, operating results for the year were very disappointing. K-12 booked sales declined 17% year over year,” said Mr. Bowen. “Results for the year reflect increased caution by educators. We saw good growth in sales to new customers, but expansions in our existing customer base were slower than expected. Funding uncertainty in one of our key states and weakness in the south east also had a negative impact on results. As a result of this booked sales shortfall, revenue, profits and cash flow for 2005 were below our expectations and guidance.”

“We remain very positive about our prospects. We see no fundamental change in educators’ interest in our Fast ForWord® products or in their need to purchase products that quickly increase learning capacity,” stated Mr. Bowen. “Our sales pipeline is at a record level and the 33% growth in sales capacity we added in 2005 should become increasingly productive.”

Gross margins for the year ended December 31, 2005 were 81%, compared to 78% for the year ended December 31, 2004. Gross margins improved for both products and service and support. Operating expenses for the year totaled $27.4 million, an increase of 10%, compared to $25.0 million in 2004. Operating profit was $5.3 million in 2005, compared to an operating loss of $735,000 in 2004.

The Company reported a net profit for the year of $5.6 million and diluted net income per share of $.31, compared to a net loss of $693,000 and $.04 per share for the year ended December 31, 2004.

Cash and short term investments totaled $12.1 million as of December 31, 2005, compared to $10.3 million on December 31, 2004. The company had no debt outstanding in either period.

Revenue for the quarter ended December 31, 2005 was $7.0 million, compared to $8.2 million for the quarter ended December 31, 2004, a decrease of 14%.

“Fourth quarter sales to K-12 schools dropped 38%. The number of transactions over $100,000 declined from 18 in 2004 to 9 in 2005,” stated Mr. Bowen. “Fourth quarter results reflected a continuation of the caution in decision making that began in the second quarter.”

The operating loss for the quarter was $1.8 million, compared to a $1.1 million operating loss in the fourth quarter of 2004. The net loss for the fourth quarter of 2005 was $1.5 million and $0.09 per share, compared to a net loss of $1.0 million and $0.06 per share in the fourth quarter of 2004.

Business Outlook

“While educators have been more cautious in their buying decisions than we anticipated, our outlook remains positive. We believe the fundamental need for our Fast ForWord products to improve student learning is unchanged,” stated Mr. Bowen. “We expect resumed growth in booked sales in 2006 in our target 20%-30% growth range.”

For the year ending December 31, 2006, the Company is lowering its guidance. Revenue is expected to be in the range of $36.0 million to $38.0 million compared to $40.3 million in 2005. As a result of the lower revenue and the adoption of FAS 123(R), which requires expensing of stock-based compensation, the Company expects to report a net loss between $1.0 million and $2.0 million. The estimated impact of FAS 123(R) is $1.7 million. Basic loss per share is expected to be in the range of $.06 to $.12.

“2006 will be the final year of transition for our business as a result of the strategic pricing change we made in late 2004. We expect that the sales growth we project for 2006 will not result in a similar rate of revenue growth. As we anticipated when we reported year end 2004 results, 2005 revenue benefited from a substantial roll-off of deferred revenue from prior year’s sales. This will not be repeated in 2006,” said Mr. Bowen. “In 2005, booked sales were below revenue. We expect this relationship to reverse in 2006, with booked sales above revenue. In 2007, sales and revenue growth should be much more aligned.”

The above information represents the Company’s current expectations as of the date of this release and is based on information current as of February 23, 2006. Scientific Learning does not expect to update the business outlook until the release of its next quarterly earnings announcement. However, the Company may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The Company will host a conference call at 5:00 p.m. EST on February 23, 2006. The conference call will be available live on the Investor Information portion of the Company’s web site at www.scientificlearning.com. The conference call can also be accessed at 866-700-7101 (domestic) or 617-213-8837 (international). The access code “73790024” is required to access the call. Please dial in or visit the web site at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning web site approximately two hours following the conclusion of the call.

About Scientific Learning Corporation

Scientific Learning produces the patented Fast ForWord® family of products, a series of computer-delivered reading intervention products that complement reading instruction. Based on more than 30 years of neuroscience and cognitive research, Fast ForWord products help children, adolescents, and adults build the cognitive skills critical for improving reading and language skills.

The Fast ForWord exercises align with the scientifically based reading-research guidelines and the requirements of the No Child Left Behind Act. The efficacy of the products has been confirmed by independent researchers, by evaluating the results of standardized achievement tests, and by Scientific Learning’s scientists.

For more information about Scientific Learning and its products, visit our Web sites at www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-452-7323.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, the statements in the Business Outlook section of this release, and all statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, and other financial results and trends in our results and in the education market. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the Company’s SEC reports, including but not limited to the 2004 Report on Form 10-K (Part 1. Item 1. Business), filed April 15, 2005, as amended by the Form 10-K/A filed May 26, 2005 and the Report on Form 10-Q filed November 14, 2005 (Part1, Item 2. Management’s Discussion and Analysis).

# # #

Scientific Learning Corporation
Condensed Balance Sheet
(In thousands)
Unaudited

	December 31, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$9,022	$10,281
Short term investments	3,043
Accounts receivable, net	3,519	5,661
Notes and interest receivable from current and former officers	297	3,688
Prepaid expenses and other current assets	1,312	1,306

Total current assets	17,193	20,936

Property and equipment, net	469	755
Other assets	1,072	1,267

Total assets	$18,734	$22,958

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$214	$603
Accrued liabilities	2,966	4,338
Deferred revenue	11,171	19,981

Total current liabilities	14,351	24,922
Deferred revenue, long-term	5,832	5,803
Other liabilities	386	344

Total liabilities	20,569	31,069

Stockholders’ deficit:
Common stock	76,265	75,586
Accumulated deficit	(78,100)	(83,697)

Total stockholders’ deficit:	(1,835)	(8,111)

Total liabilities and stockholders’ deficit	$18,734	$22,958

Scientific Learning Corporation
Condensed Statement of Operations
(In thousands)
Unaudited

	Three months ended December 31,		Twelve months ended December 31,

	2005	2004	2005	2004

Revenues:
Products	$4,313	$5,889	$30,263	$22,802
Service and support	2,670	2,264	10,056	8,174

Total revenues	6,983	8,153	40,319	30,976

Cost of revenues:
Cost of products	510	465	2,018	1,775
Cost of service and support	1,426	1,261	5,637	4,981

Total cost of revenues	1,936	1,726	7,655	6,756

Gross profit	5,047	6,427	32,664	24,220

Operating expenses:
Sales and marketing	4,316	4,877	17,619	16,087
Research and development	1,088	904	3,896	3,555
General and administrative	1,411	1,789	5,841	5,313

Total operating expenses	6,815	7,570	27,356	24,955

Operating income (loss)	(1,768)	(1,143)	5,308	(735)

Other income from related party	12	12	50	99
Interest income (expense), net	111	63	421	(100)

Net income (loss) before income tax	(1,645)	(1,068)	5,779	(736)
Income tax provision	(97)	(50)	182	(43)

Net income (loss)	$(1,548)	$(1,018)	$5,597	$(693)

Basic net income per share:	$(0.09)	$(0.06)	$0.33	$(0.04)

Shares used in computing basic net income	16,774	16,616	16,715	16,408

Diluted net income per share:	$(0.09)	$(0.06)	$0.31	$(0.04)

Shares used in computing diluted net income	16,774	16,616	18,023	16,408

Scientific Learning Corporation
Condensed Statement of Cash Flows
(In thousands)
Unaudited

	Three months ended December 31,		Twelve months ended December 31,

	2005	2004	2005	2004

Operating Activities:
Net income (loss)	$(1,548)	$(1,018)	$5,597	$(693)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	181	221	728	779
Increase in interest receivable from current and former officers	(13)	(272)	(170)	(387)
Increase in interest receivable on short term investments	(44)	—	(44)	—
Amortization of deferred financing costs	—	—	—	232
Stock based compensation	22	8	205	181
Changes in operating assets and liabilities:
Accounts receivable	1,430	(567)	2,142	(544)
Prepaid expenses and other current assets	92	250	(6)	(162)
Other assets	(91)	—	(66)
Accounts payable	(32)	(54)	(389)	122
Accrued liabilities	(567)	1,339	(1,372)	463
Deferred revenue	(1,403)	59	(8,781)	6,284
Other liabilities	10	11	42	59

Net cash provided by (used in) operating activities	(1,963)	(24)	(2,114)	6,334

Investing Activities:
Purchases of property and equipment, net	(31)	(124)	(181)	(646)
Purchases of investments		—	(2,999)	—
Repayment on officer loan	1,317	—	3,561	—

Net cash provided by (used in) investing activities	1,286	(124)	381	(646)

Financing Activities:
Proceeds from issuance of common stock, net	175	143	474	945
Borrowings under bank line of credit	—	—	—	3,000
Repayments on borrowings under bank line of credit	—	—	—	(3,000)

Net cash provided by financing activities	175	143	474	945

Increase (decrease) in cash and cash equivalents	(502)	(5)	(1,259)	6,633

Cash and cash equivalents at beginning of period	9,524	10,286	10,281	3,648

Cash and cash equivalents at end of period	$9,022	$10,281	$9,022	$10,281